Exhibit 10.3

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”), dated as of the 8th day of August, 2023, is made and entered into by and between ONCOCYTE CORPORATION, a California corporation (“Sublessor”), and INDUCE BIOLOGICS USA, INC., a Michigan corporation (“Sublessee”).

BASIC LEASE DEFINITIONS

NAME OF SUBLESSOR:	Oncocyte Corporation

SUBLESSOR’S ADDRESS(ES):	15 Cushing
Irvine, California 92618

NAME OF SUBLESSEE:	Induce Biologics USA, Inc.

SUBLESSEE’S ADDRESS(ES):	Prior to the Commencement Date:

1646 West Snow Ave., Suite 188
Tampa, FL 33606

After the Commencement Date:

To the Sublet Premises

UNDERLYING LANDLORD:	Cushing Ventures, LLC

UNDERLYING LEASE:	That certain Office Lease Agreement dated as of December 23, 2019, by and between Underlying Landlord, as landlord, and Sublessor, as tenant

SUBLET PREMISES:	The entire ground floor of the Building which comprises a portion of the Premises in the Underlying Lease, consisting of approximately 13,400 rentable square feet, as mutually agreed by Sublessor and Sublessee for purposes of this Sublease, without any representation by Sublessor whatsoever as to the actual square feet contained in the Sublet Premises or the Building or any portions thereof; provided, however, that, upon the date which is eighteen (18) months following the Commencement Date hereof (or an earlier date as provided in Paragraph 1 below) (the “Premises Expansion Date”), the Sublet Premises shall automatically be increased to include the second (2nd) floor of the Building, at which time the Sublet Premises shall comprise the entirety of the Building. See Paragraph 1 hereinbelow.

BUILDING:	15 Cushing
Irvine, California 92618

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COMMENCEMENT DATE:	The later of (a) January 1, 2024, or (b) that date which is 120 days following the Underlying Landlord’s written consent with respect to this Sublease.

EXPIRATION DATE:	October 31, 2027

TERM:	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES:	General laboratory, office and storage uses as and to the extent set forth and permitted in the Underlying Lease.

BASE RENT:	Commencing on the Commencement Date, each month of the Term, Sublessee shall pay Base Rent to Sublessor as follows:

Lease Dates	Square Footage	Base Rent PSF	Monthly Base Rent

1/1/24 – 12/31/24	13,400	$2.75	$36,850.00
1/1/25 – 6/30/25	13,400	$2.83	$37,955.50
7/1/25 – 12/31/25	26,800	$2.83	$75,844.00
1/1/26 – 12/31/26	26,800	$2.92	$78,188.33
1/1/27 – 10/31/27	26,800	$3.00	$80,533.98

ADDITIONAL RENT:	From and after the Commencement Date, Sublessee shall be responsible for Additional Rent (including, but not limited to, Expenses and Taxes) pursuant to Section 3 of the Underlying Lease; provided, however, that for the period of the Term prior to the Premises Expansion Date, Sublessee shall be responsible for only fifty percent (50%) of the Expenses and Taxes due during such period. From and after the Premises Expansion Date, Sublessee shall be responsible for 100% of the Additional Rent (including Expenses and Taxes) due for the remainder of the Term. See Paragraphs 3 and 5 hereinbelow.

SECURITY DEPOSIT:	$101,987.38

BROKERS:	Jones Lang Lasalle represents Sublessor and Lee & Associates represents Sublessee.

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W I T N E S S E T H:

WHEREAS, Sublessor is the tenant of the Premises in the Building, and Sublessee is desirous of subletting the Premises as more particularly described in the Underlying Lease and this Sublease (the “Sublet Premises”) from Sublessor upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the rental payments to be made hereunder by Sublessee to Sublessor and the mutual terms, covenants, conditions, provisions and agreements hereinafter set forth, Sublessor does hereby sublet to Sublessee and Sublessee does hereby take and hire from Sublessor, the Sublet Premises.

This Sublease shall be expressly subject and subordinate to all of the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease. A true copy of the Underlying Lease, has been delivered to, and reviewed by, Sublessee and is annexed hereto and made a part hereof as Exhibit A. The provisions of the Underlying Lease are specifically incorporated herein by reference except that all references therein to “Landlord” shall mean Sublessor, all references therein to “Tenant” shall mean Sublessee, all references to “Premises” shall mean Sublet Premises, and all references to “this Lease” shall mean this Sublease. If any provisions of this Sublease shall conflict with any provision of the Underlying Lease, then, as between Sublessor and Sublessee the provisions of this Sublease shall control, provided, however, that if such construction of terms would cause Sublessor to be in default under the terms of the Underlying Lease, then such inconsistency shall be resolved in favor of the Underlying Lease.

1.	Sublet Premises.

In consideration of Sublessee’s obligation to pay Rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Sublessor leases to Sublessee, and Sublessee leases from Sublessor, the Sublet Premises (as the same may be adjusted during the Term hereof), to have and to hold for the Term, subject to the terms, covenants and conditions of this Sublease. As appurtenant thereto, the “Sublet Premises” shall include all rights and easements on, over and through the Building, including all entrances and exits to the public streets, for vehicular and pedestrian access, ingress and egress to and from the Sublet Premises. The parties hereto hereby acknowledge and agree that the “Sublet Premises” additionally include both the back-up generator located on-site and the shipping container presently located in the parking area servicing the Building; provided, however, that for the period beginning on the Commencement Date and continuing through the Premises Expansion Date, Sublessor shall have the exclusive right to use the shipping container for storage purposes and Sublessee hereby acknowledges that such exclusive use by Sublessor for such period does not materially interfere with Sublessee’s use of the Sublet Premises nor does such exclusive use by Sublessor constitute any manner of constructive eviction of Sublessee’s possessory rights provided by this Sublease.

Notwithstanding the foregoing, including in the definition of “Sublet Premises” set forth in the Basic Lease Definitions hereinabove, Sublessee shall have the one (1) time option to move forward the Premises Expansion Date to a date which is earlier than the date which is eighteen (18) months following the Commencement Date hereof. In any case, any such notice from Sublessee to move forward the Premises Expansion Date must be received by Sublessor no less than ninety (90) days prior to Premises Expansion Date. In the event, Sublessee effectively exercises the right to advance the Premises Expansion Date, the Base Rent schedule set forth above, and all amounts due from Sublessee to Sublessor as provided pursuant to this Sublease, shall be adjusted to reflect that Sublessee shall be occupying the entire Building, and by and from the effectiveness thereof, the definition of “Sublet Premises” shall include the entire 26,800 rentable square feet of the Building.

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2.	Term; Early Entry.

The Term of this Sublease shall be for the Term as defined in the Basic Lease Definitions hereinabove, unless sooner terminated in accordance herewith. Tenant and its contractors, subcontractors and agents shall be permitted to enter into the Sublet Premises from and after the later of (a) October 1, 2023, or (b) the date which is thirty (30) days following receipt of the consent of Underlying Landlord to this Sublease, for the purpose of (i) renovating existing laboratory space through the installation of clean rooms, laboratory equipment, and a steam autoclave, and (ii) installing furniture, trade fixtures, telephones, computers, photocopy equipment, and other business equipment, including, without limitation, low voltage cable, telephone and/or data equipment. Such early entry will not advance the Commencement Date but shall be subject to all of the terms and conditions of this Sublease except for Tenant’s obligation to pay Base Rent pursuant to Paragraph 3 of this Sublease. If Tenant does enter the Sublet Premises prior to the Commencement Date, Landlord shall not be responsible for, and Tenant is required to obtain, insurance covering, any loss, including theft, damage or destruction to any work or material installed or stored by Tenant or any contractor or individual involved in the completion of such installation or other work, or for any injury to Tenant or Tenant’s employees, agents, contractors, licensees, directors, officers, partners, trustees, visitors or invitees or to any other person. Landlord shall have the right to post the appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to this Sublease.

3.	Base Rent.

Sublessee shall pay to Sublessor, each month during the Term, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, Base Rent in equal monthly installments, on the first day of each and every calendar month during the Term, in lawful money of the United States of America, by check made payable to Sublessor, except the first full monthly installment of Base Rent shall be paid upon execution of this Sublease. All Base Rent, Additional Rent and other sums and charges due to Sublessor under this Sublease shall be paid by Sublessee at the office of Sublessor set forth above, or at such other place as Sublessor may designate, without any notice, setoff or deduction whatsoever. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, monthly Base Rent and Additional Rent for the applicable month shall be prorated based on the number of days in such calendar month. Sublessee’s obligation to make such payments accruing during the Term hereof shall survive the Expiration Date or sooner termination of this Sublease.

In addition to Base Rent and Additional Rent required to be paid hereunder, Sublessee agrees to pay all invoices rendered by Underlying Landlord or Sublessor for charges incurred by Sublessor for services and materials or utilities supplied to the Sublet Premises that are requested by Sublessee or that are attributable to Sublessee’s particular manner of use (for example, Sublessee shall pay the prevailing rate for after-hours HVAC requested by or used by Sublessee) (the “Special Costs”). In the event of non-payment of Additional Rent and/or Special Costs, Sublessor shall have all the rights and remedies provided for herein or the Underlying Lease in case of non-payment of Base Rent (or its equivalent term) in the Underlying Lease.

If Sublessee shall fail to duly and timely pay any installment of Base Rent or Additional Rent and/or Special Costs, Sublessee shall also pay to Sublessor a late charge(s) and interest charges due and payable from Sublessor to Underlying Landlord pursuant to the Underlying Lease, or, if no such charges are specified in the Underlying Lease, Sublessee shall pay to Sublessor a late charge of five percent (5%) of such overdue amount and interest shall accrue on said overdue amount at the rate of twelve percent (12%) per annum (or such maximum rate allowable by law) from the date such payment was due until same is paid, such interest and/or late charge to be payable as Additional Rent hereunder. The payment of such late charge and interest shall be in addition to all other rights and remedies available to Sublessor in the case of non-payment of all such amounts hereunder.

4.	Utilities.

Sublessee shall pay, prior to the date which is five (5) calendar days following Sublessor’s delivery of a monthly invoice therefor, all charges or assessments for water, sewer, gas, heat, electricity, garbage disposal, trash disposal, and all other utilities and services utilized by Sublessee with respect to Sublessee’s use of the Building (the “Utilities”); provided, however, that for the period of the Term prior to the Premises Expansion Date, Sublessee shall be responsible for an amount equal to eighty percent (80%) of the Utilities invoiced to Sublessee by Sublessor during such period. For purposes of clarity, Sublessee acknowledges and agrees that from and after the Premises Expansion Date, Sublessee shall be responsible for 100% of the Utilities due for the remainder of the Term. Upon the reasonable request of Sublessee, Sublessor shall use commercially reasonable efforts to provide Sublessee with any individual invoice or other supporting documentation with respect to any monthly invoice for Utilities which Sublessor delivers to Sublessee pursuant to this Paragraph 4, if any, provided that any such documents or materials are within Sublessor’s possession and control. For the avoidance of doubt, telephone and janitorial services are expressly excluded from the definition of Utilities, and Sublessee, at its sole cost and expenses, shall be responsible for obtaining any such telephone and/or janitorial services as needed for Sublessee’s use of the Building.

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5.	Additional Rent.

Sublessee shall pay to Sublessor, as Additional Rent, (a) all Special Costs, and (b) all charges, payments, fees, costs and sums (i) required to be paid by Sublessor as Additional Rent pursuant to the Underlying Lease (subject to adjustment as expressly provided herein), (ii) required to be paid by Sublessee under this Sublease, including, without limitation, any sums in connection with Sublessee’s repair and/or maintenance obligations hereunder, and (iii) attributable to Sublessee’s negligence, willful misconduct or a breach of the terms of this Sublease. The Additional Rent payable by Sublessee shall be paid to Sublessor in the manner and five (5) days before each such date as Sublessor shall be required to pay its corresponding share of such Additional Rent pursuant to the Underlying Lease. A copy of any bill or statement actually received by Sublessor from the Underlying Landlord in respect of which Sublessee shall, pursuant to the terms of this paragraph, be required to pay Additional Rent, shall be delivered by Sublessor to Sublessee.

6.	Compliance with Underlying Lease and Laws.

Sublessee covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Sublessor, as tenant pursuant to the Underlying Lease, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Underlying Lease to be terminated. Notwithstanding the foregoing, all grace periods specified in the Underlying Lease shall, for purposes of determining compliance by Sublessee with the provisions hereof, be each reduced by two (2) days. In relation to Sublessee performing the obligations of Sublessor, as tenant pursuant to the Underlying Lease, said obligations shall be those of Sublessor in relation to the Sublet Premises.

Sublessee shall use the Sublet Premises only for the Permitted Uses. Sublessee shall use and occupy the Sublet Premises in a manner consistent with the terms of the Underlying Lease, and in compliance with all governmental laws, rules and regulations (“Laws”) applicable to the Sublet Premises. Sublessee, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Sublet Premises. Sublessor agrees that Sublessee shall be entitled to receive all services and repairs to be provided by Underlying Landlord to Sublessor under the Underlying Lease provided Sublessor shall not be responsible or liable for Underlying Landlord’s failure to perform any such services or repairs.

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7.	Non-Liability, Indemnity.

Except and to the extent caused by or due to the willful acts or gross negligence of Sublessor, or its agents, contractors, servants, licensees and employees, Sublessee shall and hereby does indemnify, defend and hold Sublessor harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) asserted against, imposed upon or incurred by Sublessor by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, contractors, servants, sublessees, licensees, employees or invitees, of any of the terms, covenants, conditions, provisions or agreements of the Underlying Lease, (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Sublet Premises, (c) the use or maintenance of the Sublet Premises or any business therein or any work or thing whatsoever done, or any condition created in or about the Sublet Premises during the Term (or any time prior to the Commencement Date that Sublessee may have been given access to the Sublet Premises), (d) any negligent or otherwise wrongful act or omission of Sublessee or any of its agents, contractors, servants, sublessees, licensees, employees or invitees, (e) any failure of Sublessee to perform or comply with all of the provisions of this Sublease hereof that are applicable to Sublessee, and (f) any obligation Sublessor may have to indemnity Underlying Landlord pursuant to the Underlying Lease, to the extent related to the Sublet Premises during the Term or Sublessee’s occupancy of the Sublet Premises. For the avoidance of doubt, the foregoing indemnity shall apply only with respect to such actions, claims, demands, damages, liabilities or expenses relating to the Sublet Premises during the Term (or Sublessee’s earlier occupancy thereof). Neither Sublessor nor any agent, contractor, servant, licensee, employee or invitee of Sublessor shall be liable to Sublessee for any death of or injury or damage to Sublessee or any other person or for any damage to or loss (by theft or otherwise) of any property of Sublessee or any other person, except to the extent caused by or due to the willful acts or gross negligence of Sublessor, or its agents, contractors, servants, sublessees, licensees or employees. In case any action or proceeding be brought against Sublessor or any agent, contractor, servant, licensee, employee or invitee of Sublessor by reason of any of the foregoing, Sublessee, upon notice from Sublessor, shall defend such action or proceeding by counsel chosen by Sublessee. Sublessee or its counsel shall keep Sublessor fully apprised at all times of the status of such defense and shall not settle same without the written consent of Sublessor, not to be unreasonably withheld, delayed or conditioned.

Sublessor shall and hereby does indemnify, defend and hold Sublessee harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) asserted against, imposed upon or incurred by Sublessee by reason of the gross negligence or willful misconduct of Sublessor in or about the Sublet Premises during the Term.

8.	Performance by Underlying Landlord.

Sublessor does not assume any obligation to perform the terms, covenants, conditions, obligations, provisions and agreements contained in the Underlying Lease on the part of Underlying Landlord to be performed, including, without limitation, the provision of utilities or services to the Sublet Premises. The representations of Underlying Landlord are not the representations of Sublessor. In the event Underlying Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on its part to be performed, Sublessor shall be under no obligation or liability whatsoever to Sublessee, except as otherwise set forth in this Sublease. Sublessor shall cooperate with Sublessee, at no cost to Sublessor, in seeking to obtain the performance of Underlying Landlord under the Underlying Lease. Subject to the following sentence, Sublessee shall not be allowed any abatement or diminution of Base Rent or Additional Rent under this Sublease because of or due to Underlying Landlord’s failure to perform any of its obligations under the Underlying Lease.

If Underlying Landlord shall default in any of its obligations with respect to the Sublet Premises, or there shall exist a bona fide dispute with Underlying Landlord under the terms, covenants, conditions, provisions and agreements of this Sublease and/or the Underlying Lease and Sublessee notifies Sublessor in writing that Sublessee has previously notified Underlying Landlord of such dispute and that such default or notice has been disregarded or not reasonably satisfactorily acted upon, then Sublessor shall notify Underlying Landlord of such default or dispute in its name on Sublessee’s behalf. Sublessee shall be entitled to participate with Sublessor in the enforcement of Sublessor’s rights against Underlying Landlord, but Sublessor shall have no obligation to bring any action or proceeding nor to take any steps to enforce Sublessor’s rights against Underlying Landlord.

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9.	Maintenance Obligations.

Sublessee shall assume the responsibility for and pay for all maintenance, repairs and replacements during the term of this Sublease, to the extent that such maintenance, repairs or replacements are required to be performed by Sublessor as tenant under the Underlying Lease and then only to the extent applicable to the Sublet Premises.

10.	Alterations.

Sublessee shall not make any alterations, additions or improvements to the Sublet Premises without first obtaining the written consent of the Underlying Landlord and Sublessor. Sublessor’s consent shall not be unreasonably withheld if the written consent of the Underlying Landlord is first obtained, as well as a written waiver from Underlying Landlord of any restoration obligation of Sublessor pursuant to the Underlying Lease. Simultaneously with the submission of documents to the Underlying Landlord, Sublessee shall send copies of all such documents regarding alterations to Sublessor. Sublessee shall pay all costs and expenses relating to any changes, alterations, additions or improvements and shall cause same to be completed in accordance with law and the terms, covenants, conditions, provisions and agreements of the Underlying Lease. Sublessee hereby agrees to indemnify, defend and hold Sublessor harmless from any and all loss, cost, and expense (including, without limitation, reasonable attorneys’ fees) incurred by Sublessor as a result of Sublessee’s failure to comply with the aforesaid terms, covenants, conditions, provisions or agreements.

11.	Initial Condition of Sublet Premises; Underlying Lease.

Sublessee represents that it has inspected the Sublet Premises and agrees to take the same in its present “As-Is, Where-Is” condition, and Sublessee acknowledges that no representations with respect to the condition of the Sublet Premises have been made by Sublessor or anyone on Sublessor’s behalf. Sublessor has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Sublet Premises for Sublessee’s occupancy. Sublessee’s occupancy of any part of the Sublet Premises shall be conclusive evidence, as against Sublessee, that Sublessee has accepted possession of the Sublet Premises in its then current condition. Any work required by Sublessee to prepare the Sublet Premises for its occupancy shall be made by Sublessee, at Sublessee’s sole cost and expense, and shall be subject to all of the terms, covenants, conditions, provisions and agreements set forth in the Underlying Lease.

12.	Assignment and Subletting.

Sublessee shall not assign this Sublease or sublet the Sublet Premises or otherwise transfer, mortgage or encumber this Sublease, the Sublet Premises or any part thereof or permit the use or occupancy thereof without first complying with the provisions of the Underlying Lease and obtaining Sublessor’s consent thereto. Any transfer of more than twenty-five percent (25%) of the stock, partnership interests or membership interests, as the case may be, of Sublessee shall be deemed an assignment requiring Sublessor’s consent thereto. Sublessor’s consent shall not be unreasonably withheld, delayed or conditioned if the written consent of the Underlying Landlord is first obtained and said assignment or subletting of the entire Sublet Premises is to one (1) assignee or sublessee for its undivided occupancy for the remainder of the Term of this Sublease. Sublessor shall not be required to consent to any such assignment or further subletting if Sublessee is then in default under this Sublease or if such further subletting or assignment would cause Sublessor to be in default under the Underlying Lease. No such consent shall relieve Sublessee from the obligation to seek consent to a further subletting or assignment, and Sublessor may withhold its consent to each further subletting or assignment in its sole and absolute discretion. Copies of all documentation required by the Underlying Lease shall be delivered simultaneously to Sublessor, together with Sublessee’s request for any such consent. If Underlying Landlord and Sublessor shall give their consent to any assignment of this Sublease or any sub-sublease, Sublessee shall, in consideration therefor, pay to Sublessor, as additional rent:

(i) In the case of an assignment, an amount equal to 50% of all sums and other consideration paid to Sublessee by the assignee for or by reason of such assignment, after deduction of the commercially reasonable and customary costs incurred by Sublessee in effectuating such assignment including reasonable attorneys’ fees, advertising costs, rent concessions, construction costs and brokerage commissions, in each case based upon bills, receipts or other evidence of such costs reasonably satisfactory to Sublessor (collectively, “Transfer Expenses”).

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(ii) In the case of a sub-sublease, 50% of any rents, additional rents or other consideration payable under the sub-sublease or otherwise to Sublessee by the sub-subtenant which are in excess of the fixed annual rent and additional rent accruing during the term of this Sublease in respect of the sub-subleased space (at the rate per square foot payable by Sublessee hereunder) pursuant to the terms hereof, after deduction of Transfer Expenses incurred by Sublessee in connection with such sub-sublease, amortized over the term of the sub- sublease.

The sums payable under this paragraph shall be paid to Sublessor as and when received by the Sublessee.

If this Sublease be assigned, or if the Sublet Premises or any portion thereof be underlet or occupied by anybody other than Sublessee, Sublessor may, in the event of an uncured, monetary default by Sublessee, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant, or a release of Sublessee from the further performance by Sublessee of the covenants on the part of Sublessee herein contained, and Sublessee shall be and remain liable under all of the terms, covenants, conditions, provisions and agreements hereof.

If Sublessee shall at any time request the consent of Sublessor to any proposed assignment of this Sublease or sub-subletting of all or any portion of the Sublet Premises, Sublessee shall pay on demand: (i) the reasonable costs and expenses incurred by Sublessor and Underlying Landlord, including, without limitation, architect, engineer and reasonable attorneys’ fees and disbursements; and (ii) an administrative fee of $1,000.00 for review and/or preparation of documents in connection with any proposed or actual assignment of this Sublease or subletting of the Sublet Premises or any part thereof.

13.	Insurance.

During the Term, Sublessee, at its sole cost and expense, shall provide and maintain commercial liability insurance, property damage insurance, and any other insurance required to be carried by Sublessor under the Underlying Lease, all in conformity with the provisions of the Underlying Lease which shall include, without limitation, coverage of replacement value of any and all existing leasehold improvements, regardless of whether such improvements were or are installed by Underlying Landlord, Sublessor or Sublessee. Sublessee shall cause Sublessor and Underlying Landlord to be included as additional insureds in said policy or policies which shall contain provisions, if and to the extent available, that it or they will not be cancellable except upon at least thirty (30) days’ prior notice to all insureds, and that the act or omission of one insured will not invalidate the policy as to the other insureds. Sublessee shall furnish to Sublessor a certificate of insurance confirming that all such insurance is in effect at or before the Commencement Date and, on request, at reasonable intervals thereafter.

Nothing contained in this Sublease shall relieve Sublessee from liability that may exist as a result of damage from fire or other casualty, but each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Sublessor and Sublessee each hereby releases and waives all right of recovery against the other or anyone claiming through or under the other by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the insurance policies of Sublessor and Sublessee provide that such release or waiver does not invalidate the insurance. Each party agrees to use reasonable efforts to include in its applicable insurance policies such a provision. If the inclusion of said provision would involve an additional expense, either party, at its expense, may require such provision to be inserted in the other’s policy.

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Sublessee hereby releases Underlying Landlord or anyone claiming through or under Underlying Landlord by way of subrogation or otherwise to the extent that Sublessor released Underlying Landlord or Underlying Landlord was relieved of liability or responsibility pursuant to the provisions of the Underlying Lease, and Sublessee will cause its insurance carriers to include any clauses or endorsements in favor of Underlying Landlord which Sublessor is required to provide pursuant to the provisions of the Underlying Lease.

14.	Default.

The occurrence of any of the following events shall constitute a default by Sublessee of Sublessee’s obligations under this Sublease: (i) Sublessee’s failure to pay any installment of Rent (including, Base Rent or Additional Rent due hereunder) or other monies when due and payable under this Sublease, which failure continues for five (5) days after receipt of written notice from Sublessor thereof; provided, however, and notwithstanding the foregoing, Sublessor will not be required to provide more than two (2) such notices of Sublessor’s failure to pay any installment of Rent in any twelve (12)-month period, such that it shall, after such second (2nd) notice in such period, be deemed a default if such failure to pay an installment of Rent continues for more than five (5) days after such payment is due, without the giving of any further notice being required; or (ii) Sublessee’s failure to perform any of the other terms, covenants or conditions of this Sublease or the Underlying Lease to be performed by Sublessee, which failure continues for thirty (30) days after Sublessee’s receipt of written notice from Landlord, or if the nature of such failure to perform is such that it cannot reasonably be cured in thirty (30) days, Sublessee’s failure to commence action to cure the failure within the initial thirty (30) day period and thereafter to prosecute the cure diligently to completion.

In the event Sublessee defaults in the performance of any of the terms, covenants, conditions, provisions and agreements of this Sublease or of the Underlying Lease, and such default continues beyond any and all applicable notice and cure periods, Sublessor shall be entitled to exercise any and all of the rights and remedies to which Sublessor is entitled by law and also any and all of the rights and remedies specifically provided to or for the benefit of Underlying Landlord in the Underlying Lease, which rights and remedies are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Underlying Lease rights and remedies are given to Underlying Landlord, the same shall be deemed to apply to Sublessor. Sublessee agrees Sublessee shall look solely to Sublessor’s right, title and interest in the property comprising the Building, including any income therefrom, for the satisfaction of any judgment (or other judicial process) or collection of any obligation from Sublessor, and no other assets of Sublessor, its members, shareholders or partners shall be subject to levy, execution or other procedures for the satisfaction of Sublessee’s remedies, if any.

15.	Sublease Consent.

This Sublease shall become effective only if the written consent hereto of Underlying Landlord is first obtained. If such written consent is not obtained, then this Sublease shall be void and of no force or effect and Sublessor shall return to Sublessee the first month’s rent and the security deposit, and thereupon neither party shall have any further obligation to the other. Upon execution and delivery of this Sublease by Sublessor and Sublessee and receipt of the first month’s rent and security deposit, Sublessor shall promptly request the consent of Underlying Landlord to this Sublease. Sublessee agrees to provide such information in connection with such request as Underlying Landlord shall reasonably request. If the foregoing consent is not obtained within the time period provided to Underlying Landlord pursuant to the Underlying Lease, then this Sublease shall be deemed cancelled, null and void. Sublessee acknowledges and agrees that Underlying Landlord shall retain and be afforded any and all rights granted specifically to Underlying Landlord by the Underlying Lease with respect to a requested subletting of the Premises, and that any potential interest of Sublessee to occupy the Sublet Premises shall remain subject and subordinate to the rights of Underlying Landlord related thereto.

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16.	Attornment.

If the Underlying Lease and Sublessor’s leasehold interest in the Sublet Premises shall be terminated, other than as a result of a casualty or condemnation or sale in lieu thereof, Sublessee shall, if so requested in writing by Underlying Landlord, attorn to Underlying Landlord and shall, during the term of this Sublease, perform all of the terms, covenants, conditions, provisions and agreements of this Sublease on the part of Sublessee to be performed. In the event of any such attornment, Underlying Landlord shall not be: (i) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublessor); (ii) subject to any offsets or defenses which Sublessee might have against any prior sublessor (including, without limitation, Sublessor); (iii) bound by any Base Rent or Additional Rent which Sublessee might have paid for more than the current month to any prior sublessor (including, without limitation, Sublessor); or (iv) bound by any amendment or modification of this Sublease made without Underlying Landlord’s written consent. The foregoing shall be self-operative without the necessity of the execution of any further instruments, but Sublessee agrees, upon the demand of Underlying Landlord, to execute, acknowledge and deliver any reasonable instrument or instruments confirming such attornment.

17.	Notices.

Any notice to be given under this Sublease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by nationally-recognized overnight courier making receipted deliveries, or delivered by hand (provided a signed receipt is obtained), to address(es) herein stated above in Basic Sublease Definitions. Each party shall have the right upon ten (10) days’ prior written notice, to change, by notice in writing, the address to which such party’s notice is to be sent. Notices shall be deemed given upon receipt or first refusal thereof.

18.	Quiet Enjoyment.

Sublessor covenants that Sublessee, upon paying the Base Rent, Additional Rent and any and all other sums due under this Sublease and performing all the terms, covenants, conditions, provisions and agreements hereunder, shall and may peacefully and quietly have, hold and enjoy the Sublet Premises for the Term aforesaid, free from any interference or hindrance by Sublessor, but subject to the exceptions, reservations and conditions hereof.

19.	Surrender of Sublet Premises.

On the date upon which the term hereof shall expire and come to an end, whether on the Expiration Date, by lapse of time or otherwise, Sublessee, at Sublessee’s sole cost and expense, shall quit and surrender the Sublet Premises and all improvements thereon to Sublessor in the same good order and condition as Sublessor is delivering them to Sublessee, subject to the provisions of the Underlying Lease (including, without limitation, those provisions relating to restoration and/or holdover), (provided, however, Sublessee may remove any furniture, fixtures and equipment that Sublessee has purchased from Sublessor pursuant to this paragraph), reasonable wear and tear excepted, together with all keys and security cards. All property at the end of the Term remaining in the Sublet Premises shall be deemed abandoned and may, at the election of Sublessor, either be retained as Sublessor’s property or may be removed from the Sublet Premises by Sublessor, at Sublessee’s expense. Notwithstanding the foregoing, upon the expiration of this Sublease, and provided that Sublessee is not in default of any obligation of this Sublease or the Underlying Lease, Sublessee shall have the option to purchase those certain items of laboratory furniture, fixtures and equipment listed and described on Exhibit B attached hereto for an amount equal to One Dollar and 00/100 ($1.00). All items listed on Exhibit B shall be in an “As-Is: condition and sublessee shall not be responsible for repair or replacement of any items listed in Exhibit B during the term of the Sublease. To exercise such option, Sublessee must deliver written notice of its election thereto to Sublessor no less than sixty (60) days prior to the expiration or sooner termination of this Sublease and any such purchase by Sublessee shall be conditioned upon the mutual execution of a commercially reasonable form of bill of sale, prepared by Sublessor, in connection therewith.

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Sublessor and Sublessee recognize that Sublessor’s damages resulting from Sublessee’s failure to timely surrender possession of the Sublet Premises may be substantial, may exceed the amount of the Base Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Sublet Premises is not surrendered to Sublessor on the Expiration Date or sooner termination of this Sublease, in addition to any other rights or remedies Sublessor may have hereunder or at law, Sublessee shall pay to Sublessor for each month (or any portion thereof) during which Sublessee holds over in the Sublet Premises after the Expiration Date or sooner termination of this Sublease, a sum equal to one hundred fifty percent (150%) of the Base Rent payable under this Sublease for the last full calendar month of the Term, and Sublessee shall indemnify and hold harmless Sublessor from and against all damages incurred by Sublessor on account of Sublessee’s holding over. No holding-over by Sublessee, nor the payment to Sublessor of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Sublessee to retain possession of the Sublet Premises after the Expiration Date or sooner termination of this Sublease, and no acceptance by Sublessor of payments from Sublessee after the Expiration Date or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Sublessee in accordance with the provisions of this paragraph.

20.	Brokers.

Sublessee represents and warrants to Sublessor and Sublessor represents and warrants to Sublessee that the Brokers referenced in the Basic Sublease Definitions are the only brokers with whom each party dealt in relation to this transaction and that neither party has had any dealings, either direct or indirect, with any other real estate agent or broker in connection with this transaction. The breaching party agrees to indemnify, defend and hold the non- breaching party harmless from any loss, liability and expense incurred by the non-breaching party as a result of any claim made against the breaching party, which is based upon a breach of said representation by the breaching party, which indemnification obligation hereunder shall survive the Expiration Date or sooner termination of this Sublease..

21.	Excluded Provisions.

The following provisions of the Underlying Lease are deemed to be Excluded Provisions: Lease Addendum No. 1.

22.	Successors and Assigns.

This Sublease shall be binding upon and, except as prohibited by this Sublease or the Underlying Lease, inure to the benefit of the parties hereto and their respective successors and assigns.

23.	No Modifications.

This Sublease may not be modified except by written agreement signed by Sublessor and Sublessee.

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24.	Security Deposit.

Upon Sublessee’s execution of this Sublease, Sublessee shall deposit with Sublessor, the Security Deposit for the faithful performance and observance by Sublessee of the terms, covenants, conditions, provisions and agreements of this Sublease. The Security Deposit shall not be required to be deposited in an interest bearing account. It is agreed that in the event Sublessee defaults in respect of any of the terms, covenants, conditions, provisions and agreements of this Sublease, including, but not limited to, the payment of Base Rent and Additional Rent, beyond any notice and/or grace period set forth in this Sublease, Sublessor may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default in respect of any of the terms, covenants, conditions, provisions and agreements of this Sublease beyond any notice and/or grace period set forth in this Sublease, including but not limited to, any damages or deficiency in the reletting of the Sublet Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublessor. If Sublessor so applies or retains any part of the Security Deposit during the Term of this Sublease, Sublessee shall, upon demand, promptly deposit with Sublessor the amount so applied or retained so that Sublessor shall have the full Security Deposit on hand at all times during the term of this Sublease. In the event that Sublessee shall fully and faithfully comply with all of the terms, covenants, conditions, provisions and agreements of this Sublease, the Security Deposit shall be returned to Sublessee within sixty (60) days after the Expiration Date and after delivery of entire possession of the Sublet Premises to Sublessor. In the event of an assignment by Sublessor of its interest under the Underlying Lease, Sublessor shall have the right to transfer the Security Deposit and Sublessee agrees to look to the new Sublessor solely for the return of said Security Deposit and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Sublessor. Sublessee further covenants that it shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublessor nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

25.	Signage.

Sublessee hereby acknowledges and agrees that any and all signage rights available to Sublessor pursuant to the Underlying Lease, including but not limited to those signage rights described in Section 6 of the Underlying Lease, are personal to Sublessor. Notwithstanding the foregoing, Sublessor shall use commercially reasonable efforts, at no cost to Sublessor whatsoever, to cooperate with Sublessee and Underlying Landlord in order to effectuate the transfer, assignment or otherwise granting of any signage rights available to Sublessor pursuant to the Underlying Lease to Sublessee during the Term of this Sublease, unless otherwise terminated as provided herein; provided, however, that Sublessee express acknowledges and agrees that Sublessor makes no representation, warranty or guaranty of any kind that: (i) Underlying Landlord will consent to the transfer, assignment or granting of such signage rights to Sublessee; or (ii) any such signage rights shall be ultimately be transferred, assigned or granted to Sublessee.

26.	Parking.

At no charge to Sublessee, Sublessee shall be entitled to the non-exclusive use of all parking areas serving the Sublet Premises as of the Commencement Date of this Sublease, in the condition as the same are situated as of the Commencement Date hereof. Sublessee acknowledges and agrees that Sublessor shall not be liable for: (i) any damage to motor vehicles of Sublessee or any of Sublessee’s agents, representatives, contractors, employees, customers and visitors, (ii) any loss of property from within those motor vehicles, or (iii) for any injury to Sublessee, its agents, representatives, contractors, employees, customers and visitors, unless caused by Sublessor’s sole active negligence or willful misconduct. Sublessee expressly acknowledges and agrees that any and all such parking rights granted to Sublessee remain subject to provisions of the Underlying Lease and the rights and privileges of Underlying Landlord set forth therein.

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27.	Inability to Perform; Delays.

If Sublessee shall be delayed in obtaining possession of the Sublet Premises because of delays in obtaining consent or in construction or for any other reason beyond the reasonable control of Sublessor, Sublessor shall not be subject to any liability, the effectiveness of this Sublease shall not be affected and the Term hereof shall not be extended; provided, however, in the event that Sublessor is unable to obtain the Underlying Landlord’s consent to this Sublease on or before October 1, 2023, Sublessee shall have the one-time right to terminate this Sublease upon delivering written notice of Sublessee’s election thereof no later than October 1, 2023.

28.	Notice of Accidents.

Sublessee shall give Sublessor and Underlying Landlord notice of any fire, casualty or accident in or about the Sublet Premises promptly after Sublessee becomes aware of such event.

29.	Destruction by Fire or Other Casualty. Condemnation.

If the Sublet Premises or the Building shall be partially or totally damaged or destroyed by fire or other casualty, Sublessee shall have no right to terminate this Sublease and this Sublease shall not be terminated by reason of such casualty unless the Underlying Lease is terminated by Sublessor or Underlying Landlord pursuant to the provisions of the Underlying Lease.

If the Sublet Premises are partially or totally damaged by fire or other casualty as a consequence of which Sublessor shall receive an abatement of rent or additional rent relating to the Sublet Premises, then in such event, there shall be a corresponding abatement of the Base Rent payable hereunder.

If the Underlying Lease is terminated pursuant to the provisions thereof as the result of a taking of all or any portion of the Building by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Sublessee shall have no claim to any portion of the award with respect to any such taking, except to file a claim for the value of its fixtures or for moving expenses; provided, however, that Sublessor’s award is not thereby reduced or otherwise adversely affected.

30.	Bankruptcy.

In the event Sublessee becomes the subject of proceedings involving bankruptcy, insolvency or reorganization of Sublessee, or if Sublessee makes an assignment for the benefit of creditors, or petitions for, or enters into an arrangement with creditors, Sublessor shall have the same rights as to Sublessee as are afforded Underlying Landlord under the Underlying Lease under similar circumstances involving Sublessor. In the event that Sublessor becomes the subject of proceedings involving bankruptcy, insolvency or reorganization of Sublessor, or if Sublessor makes an assignment for the benefit of creditors, or petitions for, or enters into an arrangement with creditors, then, upon the request of Sublessee, Sublessor agrees to cooperate with Sublessee’s direct assumption of the Underlying Lease.

31.	No Waiver; Jury Waiver.

No agreement to accept a surrender of this Sublease shall be valid unless in writing and signed by Sublessor. The failure of Sublessor or Sublessee to enforce any terms, covenants, conditions, provisions or agreements of this Sublease shall not prevent the later enforcement thereof or a subsequent act which would have constituted a violation from having all the force and effect of an original violation. The receipt by Sublessor or payment by Sublessee of Base Rent or Additional Rent or other sums or charges with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach. The parties hereto, to the fullest extent permitted by law, waive trial by jury in any action or proceeding relating hereto and consent to the jurisdiction of the applicable court system of the jurisdiction in which the Sublet Premises is situated. Sublessee hereby waives any right to interpose any counterclaim in any action brought by Sublessor in connection herewith. The foregoing shall not be deemed a waiver by Sublessee of the right o interpose any counterclaim to the extent failure to interpose the same would prohibit Sublessee from bringing the claim, which is the basis thereof, in a separate action.

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32.	Limitations on Sublessee’s Remedies.

With respect to any provision of this Sublease which specifically requires that Sublessor shall not unreasonably withhold or unreasonably delay its consent or approval, Sublessee in no event shall be entitled to make, nor shall Sublessee make, any claim, and Sublessee hereby waives any claim, for any sum of money whatsoever as damages, costs, expenses, attorneys’ fees or disbursements, whether affirmatively or by way of setoff, counterclaim or defense, based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or unreasonably delayed such consent or approval. Sublessee’s sole remedy for claimed unreasonable withholding or unreasonable delaying by Sublessor of its consent or approval shall be an action or proceeding brought and prosecuted solely at Sublessee’s own cost and expense to enforce such provision, for specific performance, injunction or declaratory judgment.

33.	Occupancy Tax; Personal Property Tax.

To the extent applicable, Sublessee shall pay (a) directly to the local authority, all occupancy and rent taxes which may be payable by Sublessee to the local authority in respect of the rent reserved by this Sublease, if any, and will pay all other taxes, the payment of which shall be imposed directly upon any occupant of the Sublet Premises, and (b) all personal property taxes applicable to the personal property of Sublessee in the Sublet Premises, if any.

34.	Rules and Regulations.

Sublessee agrees to comply with all rules and regulations that Underlying Landlord has made or may hereafter from time to time promulgate for the Building and any common or parking areas servicing the Building. Sublessor shall not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

35.	Entire Agreement; Miscellaneous.

A. This Sublease shall be governed by and construed in accordance with the laws of the state in which the Sublet Premises are situated, without regard to the conflicts of law principles thereof.

B. The paragraph headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

C. If any of the provisions of this Sublease or the application thereof to any person or circumstance shall be, to any extent, held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

D. All of the terms and provisions of this Sublease shall be binding upon and, except as prohibited by Paragraph 12 hereof, inure to the benefit of the parties hereto and their respective permitted successors and assigns.

E. All prior negotiations and agreements relating to this Sublease and the Sublet Premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the provisions of the Underlying Lease.

F. Each of Sublessor and Sublessee represents and warrants to the other that each person executing this Sublease is a duly authorized representative of Sublessor or Sublessee, as the case may be, and has full authority to execute and deliver this Sublease.

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G. This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it and Sublessor shall have obtained Underlying Landlord’s written consent to this Sublease pursuant to the provisions hereof and delivered to Sublessee an executed copy of such consent. Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Sublet Premises.

H. This Sublease may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

I. This Sublease and all the obligations of Sublessee to pay Base Rent, Additional Rent and any other sums due hereunder and perform all of its other covenants and agreements hereunder shall in no way be affected, impaired, delayed or excused because Sublessor or Underlying Landlord are unable to fulfill any of their respective obligations hereunder, either explicit or implicit, if Sublessor or Underlying Landlord is prevented or delayed from so doing by reason of strikes or labor trouble or by accident, adjustment of insurance or by any cause whatsoever reasonably beyond Sublessor’s or Underlying Landlord’s control.

J. Each and every right and remedy of Sublessor under this Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter existing at law or in equity, by statute or otherwise.

K. At any time and from time to time Sublessee shall, within ten (10) days after written request by Sublessor, execute, acknowledge and deliver to Sublessor a written statement which certifies: (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modification(s), (ii) the dates to which the Base Rent and other charges have been paid, (iii) that, to the best of Sublessee’s knowledge, no defaults exist under this Sublease or, if any do exist, the nature of such default(s) and (iv) as to such other matters as Sublessor may reasonably request.

L. In no event shall Sublessor be liable for, and Sublessee each hereby waives any claim for, any indirect, consequential or punitive damages arising under or in connection with this Sublease.

M. In the event of any legal action or proceeding brought by either party against the other arising out of this Sublease (an “Action”), the prevailing party shall be entitled to the payment by the losing party of its reasonable attorneys’ fees, court costs, and litigation expenses, as determined by the court.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLESSOR:

ONCOCYTE CORPORATION,
a California corporation

By:	/s/ Josh Riggs
Name:	Josh Riggs
Title:	Chief Executive Officer

SUBLESSEE:

INDUCE BIOLOGICS USA, INC.,
a Michigan corporation

By:	/s/ David Campagnari
Name:	David Campagnari
Title:	President

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EXHIBIT A

Underlying Lease

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EXHIBIT B

List of Purchased FF&E

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